Exhibit 99.1

November 14, 2008

FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

OCTOBER 2008 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of October 31, 2008 served by J:COM’s 18 consolidated franchises reached 2.91 million, up 285,600, or 10.9% since October 31, 2007. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached approximately 5.24 million, up 600,300 or 12.9% since October 31, 2007. The bundle ratio (average number of services received per subscribing household) increased to 1.80 as of October 31, 2008 from 1.76 since October 31, 2007. The cable television digital migration rate as of October 31, 2008 increased to 76% from 65% as of October 31, 2007.

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

Total consolidated subsidiaries: 18 franchises; 41 systems:

	Revenue Generating Units
	Cable Television	High-Speed Internet Access	Telephony	RGU Total	Total Subscribing Households
As of October 31, 2008	2,351,500	1,357,400	1,527,000	5,235,900	2,913,700
	Digital: 1,791,500
As of October 31, 2007	2,167,200	1,191,100	1,277,300	4,635,600	2,628,100
Net year-over-year increase	184,300	166,300	249,700	600,300	285,600
Net increase as percentage	8.5%	14.0%	19.5%	12.9%	10.9%

About Jupiter Telecommunications Co.,Ltd.

Established in 1995, Jupiter Telecommunications Co., Ltd. is Japan’s largest multiple system operator (MSO or J:COM Company) and multiple channel operator (MCO or Jupiter TV Company). J:COM Company provides cable television, high-speed Internet access, telephony and mobile services to customers through 18 consolidated subsidiaries (as of October 31, 2008) at the local level serving 2.91 million subscribing households (as of October 31, 2008) in the Sapporo, Kanto, Kansai, and Kyushu regions. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 10.88 million. Jupiter TV Company, formerly Jupiter TV Co., Ltd., invests in and operates 16 premium channels which are provided to CATV, satellite and telecom operators. Jupiter Telecommunication’s principal shareholder is LGI/Sumisho Super Media and is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp/english.html

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Certain statements in this news release may constitute “forward-looking statements,” which involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Jupiter Telecommunications Co., Ltd. and any of its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.